IQST - iQSTEL Issues April Letter To Shareholders

PR Newswire

NEW YORK, April 17, 2023

NEW YORK, April 17, 2023 /PRNewswire/ -- iQSTEL Inc. (OTCQX: IQST) today released a letter to Shareholders from CEO Leandro Iglesias addressing the most relevant issues related to its commercial operations and financial results for the year ended December 31, 2022.

Dear Shareholders,

On behalf of our management team, I would like to present this letter to the shareholders of our company to review the most relevant issues related to our commercial operations and financial results for the year ended December 31, 2022, disclosed in the recently filed SEC Form 10-K.

We are sure, that at the first glance, the financial statement may be the cause of some frustration, but we believe, if read carefully, the financial results include information that shows a positive evolution of the company moving us toward the achievement of one of the objectives that we have set for this year, 2023 - reaching a consolidated positive net income for our overall operations.

With that idea in mind, I will share our analysis of the information included in the financial statements that gives our management a very positive outlook in regard to our present performance and the future of the company.

Our balance sheet has strengthened year over year. Total assets have grown consistently over the past few years, and even when the total liabilities significantly increased this last year, the overall financial ratios related to these components of the balance sheet still show a healthy company.

For example, the current ratio and the acid-test ratio are 1.00 and 0.99 respectively. This indicates the company has the financial resources to remain solvent. The average acid-test ratio in the telecommunications industry is 1.01.

The debt ratio, which measures the relative amount of the company's assets that are provided from debt is equal to 0.54. In general terms a debt ratio between 0.3 and 0.6 could be considered adequate, while the average in the telecommunications industry is 0.69.

It is also important to remark that our stockholders' equity remains above the minimum required to qualify for a Nasdaq up listing.

In relation to the profit and loss statement, which is where the greatest challenges of the company and the greatest expectations of our shareholders converge, we must say that even though the results certainly still do not meet the expectations of our shareholders and are still far from where the company wants to be, there still remain a number of good signs to be highlighted.

Our revenue has not stopped growing. Revenue grew by 44% each of the last two years and if we look back in time, it has grown 577% from the $13,775,361 reported in 2018 to the $93,203,532 reported at the end of 2022. The 2023 year-end forecast is $105 million.

Our 2022 gross profit increased by 16.81% compared to 2021. In addition to our revenue and gross profit growth, we must also talk about the operating expenses.

In terms of percentage of revenue, the operating expenses have reduced from 6.98% in year 2021 to 5.35% in year 2022. This is a decrease of 23.43% year over year. The best part here is that when we compare the operating expenses of the companies consolidated in year 2021 (Etelix, Swisslink, IoT Labs, QGlobal SMS, ItsBchain, Global Money One and the corporate expenses of iQSTEL) to the amount these same companies totaled in 2022, the percentage goes from 6.98% to 4.53%. In absolute value, it was $4,517,631 in 2021 versus $3,649,363 in 2022 experiencing a reduction equivalent to 19.22% year over year. The increase in the overall operating expenses in 2022 compared to 2021 results from costs incurred from the Whisl and Smartbiz acquisitions executed in 2022.

The increase in the revenue, combined with the increase in the gross revenue and the proportional decrease in the operating expenses are not yet reflected in the operating income. Nevertheless, they certainly show the proper behavior necessary to achieve a positive operating income.

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When looking at the profit and loss statement, it is important to remark on the change in fair value of derivative liabilities. We will use adjusted EBITDA to better show the impact of these non-cash components of the profit and loss statement in the results of operations.

	As of December 31,
	2020	2021	2022
Revenues	$44,910,006	64,702,018	93,203,532
Cost of revenue	43,947,654	63,168,303	91,412,016
Gross profit	962,352	1,533,715	1,791,516

Operating expenses
General and administration	4,174,367	4,517,631	4,983,176
Total operating expenses	4,174,367	4,517,631	4,983,176

Operating income/(loss)	-3,212,015	-2,983,916	-3,191,660

Other income (expense)
Other income	38,585	4,426	118,871
Other expenses	-117,562	2,684	-112,962
Interest expense	-3,509,323	-675,481	-29,641
Change in fair value of derivative liabilities	255,614	317,080	-2,650,369
Loss on settlement of debt	-154,629	-528,794	-
Total other expense	-3,487,315	-880,085	-2,674,101

Net loss before provision for income taxes	-6,699,330	-3,864,001	-5,865,761
Income taxes	152	-	-
Net (loss) income	$-6,699,482	-3,864,001	-5,865,761

Net loss	-6,699,482	-3,864,001	-5,865,761
Depreciation and Amortization	68,602	91,474	120,117
Interest expense	3,509,323	675,481	29,641
Income taxes	152	-	-
Change in fair value of derivative liabilities	-255,614	-317,080	2,650,369
Adjusted EBITDA	-3,377,019	-3,414,126	-3,065,634

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The reconciled adjusted EBITDA in the table above shows the positive evolution of our operations when comparing the results of year 2022 with the previous two years. Once again, while the current EBITDA is negative, management believes the improvement in the results of 2022 compared to the previous years demonstrates an alignment with our recurring message - "the company is improving all the time and we are on track to achieve a positive operating income in 2023."

A remarkable fact we also want to bring to our shareholders' attention is the effect that our M&A campaign has had in the process of creating value. From 2018 to the end of 2022, we have completed the acquisition of 8 companies, with a total cash investment of $2,204,429 adding goodwill of $5,172,146 in turn generating a positive net effect in our assets of $2,967,717.

A company that is in the process of formation should not be analyzed based only on one variable or one indicator, and much less so if that variable is only the net income. Amazon was founded in 1990 and reported its first quarter with net income in 2001. Tesla was founded in 2003 and reported its first quarter with net income in 2013.

Could we imagine what the future of these two companies would have been if after five years of operations they had only been evaluated by their net profits? Amazon's stock price was $18 in 1997 and Tesla's was $17 in 2010 when each IPO'd. Today the respective shares are trading at $102.51 and $185.

The objective of every company is to report profits (the sooner the better) for its shareholders and even more so that these profits are sustainable in the long term. What makes this possible is that the company is founded on a clear definition of its business vision and that each step it takes be aligned with that business vision.

iQSTEL's mission is to serve basic human needs in today's modern world by making the necessary tools accessible regardless of race, ethnicity, religion, socioeconomic status, or identity. iQSTEL recognizes that in today's modern world, the pursuit of the human hierarchy of needs (physiological, safety, relationship, esteem, and self-actualization) is marginalized without access to ubiquitous communications, the freedom of virtual banking, clean affordable mobility and information and content.

All steps we have taken in the last 4 years have been done with the purpose of creating an ecosystem for delivering accessibility to our customers the necessary tools in today's pursuit of basic human needs: telecommunications, financial inclusion, mobility and access to technology. Strengthening what has been until today our core business, telecommunications, while we develop in parallel the new business areas in fintech, blockchain, internet of things and electric mobility.

We are realistic about our present situation and very optimistic about our immediate and long-term future. We know where we are and where we want to go. iQSTEL is doing better today than yesterday, and we invite all our shareholders to share our optimism. The best is yet to come.

Sincerely yours,

Leandro Iglesias
President/CEO

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About IQSTEL updated:

iQSTEL Inc. (OTC-QX: IQST) (www.iQSTEL.com) is a US-based, multinational public company preparing for a Nasdaq up-listing with an FY2023 $105 million revenue forecast. iQSTEL's mission is to serve basic human needs in today's modern world by making the necessary tools accessible regardless of race, ethnicity, religion, socioeconomic status, or identity. iQSTEL recognizes that in today's modern world, the pursuit of the human hierarchy of needs (physiological, safety, relationship, esteem and self-actualization) is marginalized without access to ubiquitous communications, the freedom of virtual banking, clean affordable mobility and information and content. iQSTEL has 4 Business Divisions delivering accessibly to the necessary tools in today's pursuit of basic human needs: Telecommunications, Fintech, Electric Vehicles and Metaverse.

  The Telecommunications Division (Communications) includes VoIP, SMS, International Fiber-Optic, Proprietary Internet of Things (IoT), and a Proprietary Mobile Portability Blockchain Platform.
  The Fintech Division (Financial Freedom) includes remittances services, top up services, Master Card Debit Card, a US Bank Account (No SSN required), and a Mobile App.
  The Electric Vehicles Division (Mobility) offers Electric Motorcycles and plans to launch a Mid Speed Car.
  The Metaverse Division (information and content) includes an enriched and immersive white label proprietary Metaverse platform to access products, services, content, entertainment, information, customer support, and more in a virtual 3D interface.

The company continues to grow and expand its suite of products and services both organically and through mergers and acquisitions (M&A). iQSTEL has completed 10 acquisitions since June 2018 and continues to develop an active pipeline of potential future acquisitions.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, or any other information relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates, and projections about our business based partly on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may and are likely to differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release, and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release. This press release does not constitute a public offer of any securities for sale. Any securities offered privately will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

iQSTEL Inc.
IR US Phone: 646-740-0907
IR Email: investors@iqstel.com

Contact Details

iQSTEL Inc.
+1 646-740-0907
investors@iqstel.com
Company Website
https://www.iqstel.com/

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